AMENDED AND RESTATED

                          CERTIFICATE OF INCORPORATION

                                       OF

                                IP FACTORY, INC.

It is hereby certified that:

            1. The present name of the corporation (hereinafter called the "corporation") is IP Factory, Inc, which is the name under which the corporation was originally incorporated; and the date of filing the original certificate of incorporation of the corporation with the Secretary of State of the State of Delaware is November 20, 1998.

            2. The certificate of incorporation of the corporation is hereby amended by striking out Articles Second, Fourth, Fifth, Sixth and Seventh thereof and by substituting in lieu thereof new Articles Second, Fourth, Fifth, Sixth and Seventh which are set forth in the Amended and Restated Certificate of Incorporation hereinafter provided for.

            3. The provisions of the certificate of incorporation of the corporation as heretofore amended and/or supplemented, and as herein amended, are hereby restated and integrated into the single instrument which is hereinafter set forth, and which is entitled Amended and Restated Certificate of Incorporation of IP Factory, Inc. without any further amendments other than the amendments herein certified and without any discrepancy between the provisions of the certificate of incorporation as heretofore amended and supplemented and the provisions of the said single instrument hereinafter set forth.

            4. The amendments and the restatement of the certificate of incorporation herein certified have been duly adopted by the stockholders in accordance with the provisions of Sections 228, 242, and 245 of the General Corporation Law of the State of Delaware.

            5. The certificate of incorporation of the corporation, as amended and restated herein, shall at the effective time of this restated certificate of incorporation, read as follows:

               "Amended and Restated Certificate of Incorporation

                                       of

                                IP Factory, Inc.

      FIRST: The name of this Delaware corporation is:

                  IP Factory, Inc.

      SECOND: The address of the registered office of the corporation in the State of Delaware is 2711 Centerville Road, Suite 400, Wilmington, Delaware 19808, county of New Castle; and the name of the registered agent of the corporation in the State of Delaware at such address is: Corporation Service Company.

      THIRD: The purpose of the Corporation is to conduct or promote any lawful business or purpose.

      FOURTH: The total number of share of the stock which the Corporation shall have authority to issue is 26,000,000, of which 25,000,000 shall be shares of common stock and 1,000,000 of preferred stock. The par value of each of such shares is $0.001.

      The Board of Directors of the Corporation is hereby granted the power to authorize by resolution, duly adopted from time to time, the issuance of any or all of the preferred stock in any number of classes or series within such classes and to set all terms of such preferred stock of any class or series, including, without limitation, its powers, preferences, rights, privileges, qualifications, restrictions and limitations of each class or other series at any time outstanding. Any chares of any one series of preferred stock shall be identical in all respects with all other shares of such series, except that shares of any one series issued at different times may differ as to the dates from which dividends thereof shall be cumulative.

      FIFTH: The personal liability of the directors of the corporation is hereby eliminated to the fullest extent permitted by the provisions of paragraph
(7) of subsection (b) of ss.102 of the General Corporation Law of the State of Delaware, as the same may be amended and supplemented. No amendment to or repeal of this Article shall apply to or have any effect on the liability of any director of the corporation for or with respect to any acts or omissions of such director occurring prior to such amendment or repeal.

      SIXTH: In furtherance and not in limitation of the powers conferred by law, the board of directors is authorized to make, alter or repeal the By-Laws of the corporation. Election of directors need not be by written ballot.

      SEVENTH: The corporation shall, to the fullest extent permitted by the provisions of ss.145 of the General Corporation Law of the State of Delaware, as the same may be amended and supplemented, indemnify any and all persons whom it shall have power to indemnify under said section from and against any and all of the expenses, liabilities, or other matters referred to in, or covered by said section, and the indemnification provided for herein shall not be deemed exclusive of any other rights to which those indemnified may be entitled under any Bylaw, agreement, vote of stockholders or disinterested directors or otherwise, both as to action in his official capacity and as to action in another capacity while holding such office, and shall continue as to a person who has ceased to be a director, officer, employee, or agent and shall inure to the benefit of the heirs, executors and administrators of such a person.

      EIGHTH: From time to time any of the provisions of this certificate of incorporation may be amended, altered, or repealed, and other provisions authorized by the laws of the State of Delaware at the time in force may be added or inserted in the manner and at the time prescribed by said laws, and all rights at any time conferred upon the stockholders of the corporation by this certificate of incorporation are granted subject to the provisions of this Article."

      IN WITNESS WHEREOF, the undersigned has executed this Amended and Restated Certificate of Incorporation of the Corporation this 7th day of May 2003.


                                                By: /s/ Alan Gaines
                                                    ----------------------------
                                                Name:  Alan Gaines
                                                Title: President